Exhibit 10.35

IN ACCORDANCE WITH ITEM 601(b)(10)(iv) OF REGULATION S-K, CERTAIN CONFIDENTIAL INFORMATION HAS BEEN EXCLUDED FROM THIS DOCUMENT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED. THE CONFIDENTIAL INFORMATION IS DENOTED HEREIN BY [*].

SUPPLY AGREEMENT

between

DSM Produtos Nutricionais Brasil S.A., Av. Engenheiro Billings, 1.729, Predio 31, Sala A, Jaguare, Sao Paulo -- SP, Brazil, 05321-010 (hereinafter "DSM)

And

Amyris, Inc., 5885 Hollis Street, Emeryville, CA 94608, USA (hereinafter “Amyris”)

(Each of DSM and Amyris hereinafter referred to as a “Party”, together referred to as the “Parties”.)

WHEREAS, DSM is part of a worldwide group of companies active in the research, development, manufacture, marketing and sale of ingredients for the feed, food, pharmaceutical and cosmetics industries, such as vitamins, carotenoids, PUFAs, UV filters, enzymes, other fine chemicals and plant extracts;

WHEREAS, Amyris is an integrated renewable products company engaged in the research, development, production and commercialization of a variety of renewable products using its proprietary technology and intellectual property rights relating to synthetic biology;

WHEREAS, the Parties wish to enter into this supply agreement (hereinafter the “Agreement”), effective as of the “Effective Date”, whereby DSM will supply Amyris with its requirements for Farnesene (as defined below), including for use in Amyris’s specialty products (e.g., cosmetics (Biossance), tires, etc.), and other Amyris-specified products manufactured at DSM’s Facility; and

WHEREAS, each Party is free of any other obligations preventing it from entering into this Agreement;

NOW, THEREFORE, the Parties hereto agree as follows:

1.	Definitions

1.1	“Amyris Protocols” shall mean information disclosed by Amyris about Amyris yeast strains, including instructions, specifications, methods, procedures, control strategies, expected results, assay methods, assay substrates, assay control samples, and technical information or advice about the production of Product using Amyris yeast strains.

1.2	“Change of Control” shall mean the occurrence of either or both of the following: (i) a change in ownership of fifty percent (50%) or more of the voting shares of an entity; or (ii) a change in the right to appoint or remove a majority of the board of directors of the entity.

1.3	“Competitor” shall mean the following third parties: [*] including their respective subsidiaries and controlled affiliates; provided, however, that Amyris may, based on the reasonable determination of the Board of Directors of Amyris (the “Board”), update the third parties set forth in this definition not more than once in any consecutive twelve (12) month period to include any other third parties that compete with any material portion of Amyris’s business as reasonably determined by the Board; provided, further, that (i) the total number of third parties (excluding subsidiaries and controlled affiliates of such third parties) set forth in this definition shall not exceed eight (8) and (ii) neither DSM nor any of its subsidiaries or Affiliates may be added to this definition.

[*] Certain portions denoted with an asterisk have been omitted.

1.4	"Effective Date" shall mean the date of closing of the Parties' transaction as set forth in the Parties' Quota Purchase Agreement dated November 17, 2017

1.5	“Facility” shall mean the Brotas 1 Facility production facility located at Rodovia Brotas - Torrinha km 7,5 Fazenda Paraiso, Brotas, 17380-000, Brazil or any other facility either owned and operated by DSM or contracted to perform production of Product(s).

1.6	“Farnesene” shall mean the chemical compound known as β-farnesene (7,11-dimethyl-3-methylene-1,6,10-dodecatriene), including all isomers or other forms thereof.

1.7	“Farnesene Market” shall mean the worldwide market for Farnesene used in the production of Vitamin E.

1.8	“IFRS” means the International Financial Reporting Standards.

1.9	“Novvi Contract” shall mean the Renewable Farnesene Supply Contract dated July 19, 2016 between Amyris and Novvi LLC.

1.10	“Novvi Market” shall mean the worldwide market for Farnesene sold solely to Novvi LLC.

1.11	“Product” or “Products” shall mean (i) Farnesene identified in Annex 1(a) meeting the specifications set forth therein; and (ii) each of the compounds identified in Annex 1(b) meeting the specifications set forth therein, (the "Non-Farnesene Products"). Additional products, and related specifications, may be added to this Agreement at the written request of Amyris and upon the prior written consent of DSM, which consent may not unreasonably be withheld, in which case the terms “Product” and “Non-Farnesene Products” will incorporate such additional products.

1.12	“Product Strain” shall mean a yeast strain furnished by Amyris and to be used for the production of a Product under this Agreement.

1.13	“Raw Materials” shall mean all raw materials, processing aids, and supplies consumed in the manufacturing of the Product including, but without limitation, carbohydrates, nutrients, salts, vitamins, defoamer, acids, bases, flocculating agents, stabilizers, preservatives, overlays, demulsifiers, packaging, and labels (which shall be as reasonably directed by Amyris).

1.14	“SOPs” shall mean the standard operating procedures, as agreed upon in advance by the Parties in writing, for the manufacture of Product in accordance with the Specifications, and based on the Amyris Protocols, including applicable technology transfer documents. Amyris will develop the first draft of the SOP for the applicable Product and deliver to DSM for review. In all instances, DSM will promptly review such SOPs and provide feedback in good faith. A list of the SOPs for each Product existing as of the Effective Date is attached hereto as Annex 2. Amyris may later amend any particular SOP only upon DSM’s written confirmation that the Facility is capable of meeting the proposed amended SOP.

1.15	“Specialty Farnesene Market” shall mean the worldwide market for Farnesene sold solely to Amyris, and used by Amyris for any application other than the Farnesene Market or the Novvi Market.

1.16	"Specifications" shall mean the specifications for each Product as set forth in Annex 1(a) and Annex 1(b) hereto. Amyris may later amend any particular Specification only upon DSM's written confirmation that the Facility is capable of meeting the proposed amended Specification. Additional products, and related specifications, may be added to this Agreement at the written request of Amyris and upon the prior written consent of DSM, which consent may not unreasonably be withheld, in which case this term will incorporate such related specifications.

1.17	“Vitamin E Contract” shall mean the Renewable Farnesene Supply Agreement dated April 26, 2016 between Amyris and Nenter & Co., Inc.

2.	The Services

2.1	DSM shall provide toll manufacturing services in the Facility for production of Products in accordance with the SOPs and other requirements of this Agreement (the “Services”). DSM shall deliver to Amyris the Product(s) appropriately packaged and labelled (as reasonably directed by Amyris) (third party package and label costs at Amyris’s cost) set forth for each Product in Annex 1. DSM will possess and maintain in good condition all equipment reasonably necessary to perform the Services in accordance with the terms of this Agreement.

2.2	DSM will comply with the Amyris supplied Product Specifications in Annex 1 for Product(s) produced, subject to DSM’s prior written agreement to such Product Specifications. Amyris may request a reasonable number of samples to be delivered to test for compliance to Product Specifications and has ten (10) business days from receipt of samples to notify DSM of non-compliant Product.

2.3	Upon the Effective Date, Amyris will provide to DSM a product forecast for the calendar year 2018 (each, a “Product Forecast”). Thereafter, by the fifteenth (15th) business day of the first month of each new quarter, Amyris will provide to DSM a rolling quarterly forecast that consists of four (4) calendar quarters for any Product, which notice shall indicate the Product and the desired volume and completion date, together with any other information reasonably necessary for DSM to carry out such production. DSM shall carry out the Services in accordance with each such notice by Amyris (i) so long as the forecast (i) does not exceed the capacity of the Facility; (ii) change is provided more than ninety (90) days in advance and; (iii) subject to DSM’s obligations to honor the terms of the Novvi Contract and the Vitamin E Contract. Furthermore, DSM will use reasonable efforts to deliver on any changes to the production forecast that are provided by Amyris less than ninety (90) days in advance. It is agreed by the Parties, however, that (i) where DSM is not reasonably able to decrease production with less than ninety (90) days’ prior notice, Amyris will be bound to purchase the original amount it projected for such period, and (ii) where DSM is not reasonably able to increase production with less than ninety (90) days’ prior notice, it shall not be required to provide to Amyris more than the original amount of Product(s) Amyris projected for such period. It is further agreed that Amyris shall be required to purchase all quantities of Non-Farnesene Products that DSM may produce for Amyris in response to a Product Forecast from Amyris. Amyris shall provide DSM with Product Strain(s) in amounts reasonably required to carry out such Services, as well as the then-current version of applicable Amyris Protocols.

2.4	DSM shall not, without Amyris’s prior written consent, which consent shall not be unreasonably conditioned, delayed or withheld, use a manufacturing site other than Brotas 1 to produce Farnesene for sale to Amyris. If another facility is used, DSM will be responsible for any costs associated with moving to the facility including but not limited to regulatory and customer approvals.

2.5	DSM shall compensate Amyris for any costs Amyris incurs from having to shift Product production from DSM to another facility due to a DSM plant shutdown. Compensation will be calculated as the difference between the cost Amyris pays for production of Product at an alternate facility less the lesser of (i) the last quarterly average production cost to produce the Product at Brotas 1 or (ii) the last annual average production cost to produce the Product at Brotas 1. In the event there is any reasonably realistic threatened delay for the delivery of any Product for a material period of time, DSM shall, at its sole expense, use reasonable efforts to shift Product production from DSM to another facility. Thereafter, DSM shall not shift Product production back to DSM’s facility until DSM can demonstrate, to Amyris’s reasonable satisfaction, that DSM can meet the most recent Product Forecast from Amyris. Notwithstanding the foregoing, the Parties may mutually agree on an alternative plan, provided that any such agreement shall be in writing signed by both Parties and shall compensate Amyris for any such threatened or actual delay.

2.6	DSM shall be solely responsible for procurement, receipt, handling, storage and insurance of and for Raw Materials and for providing all utilities and ancillary infrastructure necessary to perform the Services in the Facility, including, without limitation, water & waste facilities, electricity, steam and communication services. DSM shall procure Raw Materials in such quantities and at such times as required to enable DSM to manufacture the Products according to the notices furnished by Amyris under Section 2.3; provided, that Amyris may in its discretion elect to procure sugar or overlays itself and provide them to DSM, in which case Amyris will provide reasonable notice thereof to DSM and Amyris shall reimburse DSM for all costs including but not limited to direct cost increase from increased sugar or overlays costs or indirect cost increases such as reduced yield in the production plant, increase in overall contract costs for sugar with the sugar mill, etc..

2.7	DSM will notify Amyris of any non-conformance of Raw Materials with the Specifications or SOPs and any shortage in quantity of any shipment of Raw Materials promptly upon learning of such non-conformance or shortage and prior to the processing of the Raw Materials concerned. DSM shall not process Raw Materials that do not meet applicable Specifications without Amyris’s prior written permission in each instance.

2.8	DSM shall provide Amyris with regular estimates of Raw Materials costs at least thirty (30) days in advance of any purchases thereof and shall procure such Raw Materials as reasonably necessary to meet the Parties’ production plans unless it is agreed by both Parties in cases where doing so would not be possible.

2.9	In the event of a shortage at the Facility with respect to the supply of any Raw Materials, the Parties will discuss in good faith how to address the situation and how to allocate available Raw Materials for use with respect to both Products and DSM's obligations to other customers.

2.10	DSM shall provide all labor necessary for the performance of its obligations under this Agreement and will ensure that all people performing such obligations are fully qualified and trained to do so. However, if use of the Amyris Protocols or production of the Products requires specialized subcontractors to meet legal or other requirements not otherwise necessary for operating the Facility, Amyris shall pay the cost of such subcontractors in accordance with payment terms of the subcontractor invoices upon corresponding invoices from DSM; provided, that DSM shall provide reasonable notice of such required subcontractor(s) and such subcontractor(s) shall not be utilized without the prior written consent of Amyris. DSM will ensure that all employees and permitted subcontractors are subject to confidentiality obligations consistent with and no less restrictive than those set forth in Article 10, and will be fully responsible for any breach of such obligations. No employment or other relationship shall be deemed to be created between such DSM employees and Amyris.

2.11	Without limitation of the confidentiality obligations set forth in Article 10 of this Agreement, and except as required by law or by any governmental authority or emergency personnel, DSM shall prevent access to the Facility by any persons other than DSM or Amyris employees or other persons authorized by Amyris and DSM (regardless of which Party is responsible for such person’s compensation) and shall take reasonable steps to physically segregate and restrict access to all materials and books and records of or relating to Amyris and/or the Services to ensure that no third parties, including without limitation any other person or entity for which DSM provides any services, have access to them.

2.12	Amyris shall be permitted to inspect the Facility and all books and records relating to DSM’s performance of its obligations under this Agreement, provided that inspections will only take place at a reasonable frequency, and to be present during the performance of the Services, upon reasonable notice and during normal business hours. Amyris may also keep one or more Amyris employees onsite at the Facility at Amyris's cost during the production of Non-Farnesene Products, and DSM will provide reasonable office space and telephone and Internet service for such employees. Amyris’s supervision should not interfere with DSM’s duties more than the reasonable time and staff required. DSM will also permit Amyris's customers and prospective customers for Non-Farnesene Product(s) a reasonable opportunity to inspect the Facility with respect solely to the production of each such customer's specific Non-Farnesene Product(s).

2.13	The Parties agree that notwithstanding any inspections or receipt of reports or other information by Amyris, or Amyris assisting or attempting to assist DSM in addressing any issues with the Services under this Agreement, DSM shall be solely responsible for manufacturing the Products according to the SOPs and shall be solely liable for any failure to comply with the SOPs, including but not limited to improper operation or maintenance or breakdown or malfunction of the Facility or equipment, improper handling of Raw Materials or Product Strains or any contamination of fermenters or other equipment at the Facility. Amyris will be responsible for production problems only if and to the extent resulting from compliance with the SOPs or use of the Product Strain to perform the Services in accordance with this Agreement. For avoidance of doubt, DSM shall be responsible for any failure of the Products manufactured under this Agreement to conform with the Specifications unless such non-conformity results from compliance with the SOPs or use of the Product Strain and for no other reason(s). Notwithstanding any other provision of this Agreement to the contrary, in the event that DSM is deemed to be responsible for any production problem under this Section that results in the production of a lower volume of Product than reasonably anticipated based on the relevant SOPs and/or Product that fails to meet the relevant Specifications, DSM shall bear the cost of Raw Materials, and Amyris shall not be charged any manufacturing fees associated with the relevant production run; except that to the extent such production run results in some volume of Product meeting Specifications or that with finishing work would meet the relevant Specifications, the Parties shall determine a reasonable cost of Raw Materials and manufacturing fee to be charged to Amyris, which calculation shall take into account any Product actually furnished to Amyris and whether such Product conforms to the relevant Specifications, notwithstanding such production problem.

2.14	[*]

The process for achieving Amyris’s consent for a change in the Process Inputs for any Non-Farnesene Product will be for DSM to run two (2) independent pilot scale fermentations utilizing the representative inputs and process to be used at manufacturing scale, in order to generate samples that will be sent to Amyris for testing. Amyris shall, within twenty-one (21) business days of receiving the sample, provide consent or reject the sample, along with rationale for rejection if applicable (including if the proposed changes impact the Product Specifications). If both samples are rejected, DSM will not proceed with the proposed change at manufacturing scale. If only one sample is rejected, DSM may submit a third sample with the same inputs and process for approval. Approval of two samples constitutes consent to the change in Process Inputs.

[*] Certain portions denoted with an asterisk have been omitted.

2.15	In the event there are any proposed changes to any of the Process Inputs for any Non-Farnesene Product, Amyris will first conduct a revalidation which shall include: (i) reviewing for completeness and accuracy relevant documentation provided by DSM; and (ii) verification that all regulatory requirements are addressed. In the event any of the proposed manufacturing process inputs described above fail to conform to the revalidation as set forth in the foregoing clauses (i) or (ii), this failure will be brought immediately to the attention of the Chief Executive Officer of Amyris and the President, Global Products -- DSM Nutritional Products for DSM, who will, within thirty (30) days of submission of such nonconformity, either:

a.	waive the revalidation requirement; or
b.	reject the proposed change to the manufacturing process inputs, in which case, the existing Process Inputs will remain unchanged.

3.	Project Leads

3.1	In order to support the performance of this Agreement, each Party shall designate a project lead (each, a “Project Lead”), who shall be an employee of such Party and shall be responsible for communications with the Project Lead for the other Party with respect to any matters relating to the Services and/or this Agreement, including without limitation those matters described in Section 3.2, below. Each Project Lead may delegate responsibilities for technical matters to one or more technical leads; provided that prompt notice thereof is furnished to the other Party. Each Party may at any time upon written notice to the other Party designate a different employee to serve as Project Lead.

3.2	The DSM Project Lead shall be responsible for: (i) monitoring the operation of the Facility, (ii) budgeting and monitoring any monthly cost estimates and reconciliations of estimated costs to actual costs, (iii) determining compliance with SOPs in the event the cause of a production problem is in dispute and shall share regularly with the Amyris Project Lead; provided, that in the event that the Project Leads are unable to agree on whether the relevant SOPs were complied with following a production problem, such matter shall be submitted to arbitration in accordance with Article 13 of this Agreement, and (iv) planning and resource decisions; provided, that the foregoing shall not limit either Party’s obligations or liability set forth in this Agreement.

4.	Licenses and Approvals

4.1	DSM will be responsible for timely obtaining and for maintaining all approvals, permits and licenses currently necessary or that may become necessary for the performance of the Services in accordance with the standards and practices set forth in Section 7.2. If Amyris believes additional approvals, permits or licenses may be needed, the Parties will discuss in good faith whether, when and at whose cost such additional approvals, permits or licenses may be obtained. Amyris will support DSM in the process of obtaining such approvals, permits and licenses, by means of providing all documents and information related to the Products as may be required by relevant authorities. DSM hereby covenants that it will have all permits, validly obtained and in full force and effect, necessary to operate the Facility as currently contemplated.

4.2	Amyris will be responsible for obtaining and maintaining, for the duration of this Agreement, all approvals and licenses necessary for and specifically relating to the distribution and sale of Product. DSM will support Amyris in the process of obtaining such approvals and licenses, by means of providing all documents and information related to the Facility or its operation as may be required by relevant authorities.

5.	Additional Equipment

5.1	The Parties will use diligent efforts to add any additional equipment to the Facility that is necessary to manufacture the Non-Farnesene Products in accordance with this Agreement.

5.2	Parties are aware that the Services may require the acquisition of certain equipment to be used for the manufacturing of the Products (the “Additional Equipment”). The Parties will determine the appropriate allocation of payments and/or reimbursements for the Additional Equipment and services based on the principle that Amyris shall own and be responsible for all Additional Equipment not already present at the Facility as of the Effective Date (i) that is specifically to be used for the production of Non-Farnesene Products under this Agreement, that is not affixed to the Facility and is readily removable therefrom and/or (ii) that is not reasonably capable of being utilized for manufacturing one or more other products for DSM at such time or in the future (the “Amyris Additional Equipment”), and that DSM shall own and be responsible for all other Additional Equipment (the “DSM Additional Equipment”). Unless otherwise agreed by the Parties, DSM will procure the necessary Additional Equipment and contract for the engineering services for installation of the Additional Equipment at Amyris's expense (except to the extent such engineering services shall benefit DSM with respect to its ability to produce other products at the Facility), and will oversee all work performed and services provided with respect to its installation.

5.3	At all times during the term of this Agreement, Amyris shall retain title to the Amyris Additional Equipment and DSM shall retain title to the DSM Additional Equipment. Amyris will consign all Amyris Additional Equipment to DSM for use in manufacturing Product under this Agreement. DSM will be responsible for insuring (as provided in Annex 5) and maintaining the Additional Equipment and using commercially reasonable efforts to protect it against loss or damage while in DSM’s possession. At Amyris’s request and direction, DSM will obtain additional insurance beyond that described in Annex 5, with the cost of such additional insurance to be paid directly by Amyris promptly when due. Amyris shall have the right, but not the obligation, to acquire possession of all or any portion of the Amyris Additional Equipment promptly within sixty (60) days after any termination of this Agreement. In such case, Amyris will pay directly for the costs of removal. In the event that Amyris decides not to execute the right to acquire possession of all or any part of the Amyris Additional Equipment, DSM will keep the rights over any such remaining equipment. In the event that DSM does not wish to retain such equipment, Amyris will bear the costs of its removal, which will be paid directly by Amyris.

6.	Charges and Payments

6.1	DSM will produce Products according to the Product Forecast as set forth in Section 2.3. The Parties will cooperate in good faith on setting mutually agreed upon delivery date(s) based on DSM’s manufacturing schedule and Amyris’s desired receipt of such Product during the applicable calendar year and as set forth in the applicable Product Forecast. For each Product delivery, Amyris will submit a firm, binding purchase order(s) to DSM (each, a “Purchase Order”) at least ninety (90) days prior to the expected delivery date for such Product delivery, reflecting the Parties’ agreed upon delivery dates(s) and the Minimum Order Quantities (“MoQ”) (as defined in Annex 3) for Purchase Orders.

6.2	[*]

6.3	[*]

[*] Certain portions denoted with an asterisk have been omitted.

6.4	After receipt of a Purchase Order, DSM shall issue an invoice upon Amyris taking title to the ordered Product, with Amyris taking title to and risk for the Product(s) upon the Product(s) being transferred from the Brotas 1 facility to the Amyris chartered transportation (“ex works inco terms”). Unless otherwise agreed in writing, payment of all undisputed amounts of such invoices shall be made by bank transfer within ninety (90) days after receipt of Product by Amyris. Invoices are to be sent via email prior to the paper version in order to avoid delays. Each invoice shall reflect a 1.25% per month finance charge applicable to the later sixty (60) days of the ninety (90) day period for payment, and Amyris shall pay all such finance charges upon payment of each invoice. The currency for invoicing and payment shall be US Dollars. Amyris will notify DSM within ten (10) days after receipt of an invoice if Amyris disputes the amount or calculation of the fees or other charges set forth therein, describing in reasonable detail the basis for the dispute (and for the avoidance of doubt, will pay when due the undisputed amount of such invoice). In such event, DSM will provide Amyris with additional support for the calculation of the fees and charges in dispute and make available any books and records requested by Amyris related to the elements and calculation of the disputed fees and charges. The Parties will work together in good faith to resolve any such dispute promptly. If the Parties agree on the amount to be paid, Amyris will pay the invoiced amount (or, if applicable, an adjusted amount agreed by the Parties based on such review) within fifteen (15) days following receipt of the additional materials from DSM. In the event that the Parties are unable to resolve such a dispute, either Party may submit such dispute to the Parties’ respective management, for Amyris the Chief Executive Officer and for DSM the President Global Products & Alliances, for resolution, provided the amount in dispute is less than $1,000,000, or to arbitration in accordance with Article 13 in all other events.

6.5	DSM will maintain complete books and records regarding all operating costs and other costs incurred in connection with the Services for two (2) years after the expiration or termination of this Agreement. Amyris may, upon reasonable notice to DSM and at Amyris’s expense, audit or cause to be audited such books and records for the purpose of verifying amounts invoiced pursuant to this Article 6. In the event such audit discloses a discrepancy between actual and invoiced costs of greater than five percent (5%) in any month, DSM shall pay the entire cost of such audit.

7.	Representations and Warranties; Covenants

7.1	Each of the Parties represents and warrants that:

(i)	it has been duly incorporated, is validly existing and is in good standing under the laws of its state of incorporation;

(ii)	it has full power and authority, and has taken all required corporate and other action necessary to execute and deliver this Agreement and to fulfill its obligations hereunder;

(iii)	this Agreement constitutes a legal, valid and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited or affected by applicable bankruptcy, insolvency, moratorium, reorganization or other laws of general application relating to or affecting creditors’ rights generally;

(iv)	no material order, consent, approval or authorization of, or registration, declaration or filing with any governmental authority is required to be obtained in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, except as already expressly set forth in this Agreement.

7.2	DSM further warrants that the Products will be manufactured under Good Manufacturing Practices (GMPs) and, where required by a Product's Specifications, Kosher, Halal and food grade standards, and manufactured in accordance with the applicable Specifications and the SOPs. Without limiting the foregoing, DSM warrants that, at all times, it shall comply with all applicable federal, state and local laws, rules and regulations in the performance of its obligations under this Agreement. DSM will maintain all current certifications for the Facility as of the Effective Date.

7.3	Without limiting its other obligations, including without limitation those set forth in Article 2, DSM will use commercially reasonable efforts to manufacture Product conforming to the Specifications in the amounts necessary to meet Amyris’s notices furnished under Section 2.3 of this Agreement, subject to the limitations of such Section 2.3.

7.4	EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY OF ANY KIND WITH RESPECT TO THE MATERIALS, PROCESSES OR SERVICES PROVIDED UNDER THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE.

8.	Term; Termination

8.1	This Agreement shall become effective on the Effective Date and, unless otherwise terminated in accordance with the terms of this Agreement, shall continue in full force and effect until:

(a)	with respect to Non-Farnesene Products, until the date Amyris determines that the Amyris’s Brotas 2 facility is fully operational and meets its production targets, but in any event (i) no later than December 31, 2021, and (ii) subject to DSM’s obligations to honor the terms of the Novvi Contract and the Vitamin E Contract; and

(b)	with respect to general Farnesene Products and Products sold into the Specialty Farnesene Market until twenty (20) years of the Effective Date, provided however that DSM may earlier terminate this Agreement upon two years' notice to Amyris in the event that (i) Amyris purchases Farnesene from a third party instead of from DSM or produces Farnesene for itself (in each case other than solely amounts of Farnesene in excess of the amount of Farnesene DSM is capable of producing for Amyris or (ii) in any year after the fifth year of the term of this Agreement, Amyris purchases from DSM less than [*] per year of Farnesene.

8.2	In addition, the Parties may terminate the Agreement at any time upon mutual written agreement.

8.3	Either Party may terminate this Agreement, at any time prior to its expiration, upon ninety (90) days’ written notice to the other Party:

(a)	if the other Party materially breaches this Agreement (including failure to pay amounts when due), and such breach is not cured within sixty (60) days of written notice to the breaching Party. Any written notice must explicitly state that the Agreement will or may be terminated in the event the breach is not cured within said sixty (60) days; or

(b)	if the other Party is subject to proceedings for bankruptcy, judicial recovery, liquidation or dissolution, or ceases to carry on its business.

8.4	Amyris may terminate this Agreement upon written notice to DSM in the event DSM is unable, except in the event of a Force Majeure, to supply the volume of Product that is requested by Amyris pursuant to notices under Section 2.3 of this Agreement and that conform to Specifications in each of two (2) consecutive months; (c) any three (3) consecutive fermentation runs for the manufacture of Products result in Product that materially fails to conform to Specifications or anticipated volumes due to contamination and/or other cause(s); or (d) DSM undergoes a Change of Control.

[*] Certain portions denoted with an asterisk have been omitted.

8.5	Any notice provided in this Article 8 must be in writing delivered by international courier (such as FedEx, DHL, UPS) or registered or certified mail, addressed to the Party’s Project Lead at the headquarters address set forth above, or such other person identified by the Party by written notice in the same manner.

8.6	Without prejudice to the other provisions of this Article 8, in the event that DSM or its controlling entities intend to take any action (including but not limited to asset sale, merger, spin-off, acquisition, amalgamation or other Change of Control) that will result in the direct or indirect transfer of the ownership of the Facility to a third party (i.e., a party that is not an DSM affiliate), DSM shall send a written notice to Amyris of its intention to transfer the ownership of the Facility, which notice must be furnished not less than ninety (90) days prior to the consummation of any such transfer. Amyris will have the right to terminate this Agreement and, immediately and prior to the conclusion of the transfer of the ownership of the Facility to a third party, remove some or all of the Additional Equipment from the Facility in the event that Amyris determines, in its reasonable judgment, that (i) such third party transferee is an actual Competitor of Amyris.

8.7	Expiration or termination of this Agreement shall not relieve the Parties of any liability accrued prior to the effective date of such expiration or termination, and such expiration or termination shall not affect the continued operation or enforcement of any provision of this Agreement that by its express terms is to survive termination or expiration. Without limiting the foregoing, the provisions of Sections 5.3 and Articles 8 through 16 shall survive any termination or expiration.

9.	Title to Products and Developments

9.1	(a) Amyris Products and Developments. DSM agrees that the title to any inventions, improvements, modifications or derivatives of the Non-Farnesene Products, the Amyris Protocols, and any other information or materials regarding the recipe and manufacturing process for the Non-Farnesene Products developed by or for either Party in the course of this Agreement (“Non-Farnesene Product Developments”) shall at all times be vested in Amyris. DSM hereby assigns and agrees to assign to Amyris any intellectual, industrial or other proprietary rights DSM may obtain in or to such information, materials or Non-Farnesene Product Developments. Amyris hereby grants to DSM a non-exclusive, irrevocable, perpetual, royalty-free license (with the right to sublicense through multiple tiers to DSM affiliates or through one tier to subcontractors) to such intellectual property solely for uses consistent with the Parties’ Farnesene License Agreement.

(b)       DSM Products and Developments. Amyris agrees that the title to any inventions, improvements, modifications or derivatives of the Farnesene Products and any other information or materials regarding the recipe and manufacturing process for the Farnesene Products developed by or for either Party in the course of this Agreement (“Farnesene Product Developments”) shall at all times be vested in DSM. Amyris hereby assigns and agrees to assign to DSM any intellectual, industrial or other proprietary rights DSM may obtain in or to such information, materials or Farnesene Product Developments. DSM hereby grants to Amyris a non-exclusive, irrevocable, perpetual, royalty-free license (with the right to sublicense through multiple tiers to Amyris affiliates or through one tier to subcontractors) to such intellectual property solely for uses consistent with the Parties' Farnesene License Agreement. During the term of this Agreement and following any expiration or termination, each Party will execute such documents as reasonably requested by the other Party in order for such second Party to perfect, maintain and protect its rights in such items.

(c)       Amyris agrees that title to all intellectual property related to manufacturing processes and know-how for large scale fermentation operations that are not Non-Farnesene Product Developments or Farnesene Product Developments (“General Developments”) shall be vested in DSM; provided, that DSM hereby grants to Amyris a nonexclusive, irrevocable, perpetual, non-transferable, royalty-free license (with the right to sublicense contractors) to such intellectual property.

9.2	Amyris hereby agrees to grant a nonexclusive, irrevocable, perpetual, royalty-free, license to DSM for use of technical knowledge generated out of the performance of the joint manufacturing operations that is unrelated to Non-Farnesene Product Developments, or the Amyris process.

10.	Confidentiality

10.1	“Confidential Information” shall mean any and all specifications, samples, manuals, reports, documentation, test results, data, calculations, know-how or other information supplied by one Party (“Disclosing Party”) to another (“Receiving Party”) in tangible form, as well as the terms and conditions of this Agreement; provided, that the following information shall not be deemed Confidential Information:

(a)	information that is or becomes in the public domain, other than by breach of this Agreement;

(b)	information that was already known by the Receiving Party prior to its disclosure by the Disclosing Party; and

(c)	information with regards to which the Receiving Party is bound by applicable laws or regulations to disclose, provided that the Receiving Party notifies the Disclosing Party of such disclosure with a written notice delivered within twenty-four (24) hours after the requirement was made by the relevant authority.

10.2	Each Party agrees that it will not use Confidential Information obtained from another Party except as reasonably necessary to perform its obligations or exercise its rights under this Agreement. In addition, each Party shall keep confidential all such Confidential Information, and will not disclose it to any third party without the Disclosing Party’s written consent. Each Party will limit dissemination of Confidential Information only to its employees or contractors with a need to know for the purposes of this Agreement, and each Party will use its best efforts to ensure that no person copies, discloses or uses Confidential Information except as hereby permitted.

10.3	The Receiving Party shall not make or have made any copies or recordings of the Confidential Information, except insofar as necessary for said purposes. All Confidential Information disclosed, including all copies, shall be returned to the Disclosing Party promptly following termination or expiration of this Agreement and no further use shall be made of such Confidential Information by the Receiving Party for any purpose without the prior written consent of the Disclosing Party.

11.	Indemnification; Liability

11.1	Each Party (an “Indemnifier”) shall defend, indemnify and hold harmless each other Party and its directors, officers, representatives, agents, affiliates, successors and assignees (each, an “Indemnified Party”) from and against all loss, damage, liability, cost and expense (including reasonable attorneys’ fees) due to third party claims resulting from (i) the Indemnifier’s breach of this Agreement, including any representation or warranty set forth herein or (ii) any personal injury or property damage caused by the negligence or willful misconduct of the Indemnifier, provided, in each case, that the Indemnified Party (a) notifies the Indemnifier in writing of the claim promptly after receiving service of process or any written communication relating to the claim; (b) grants the Indemnifier control of the defense and settlement of the claim; and (c) provides the Indemnifier with all assistance, information and representation powers reasonably required for the defense and settlement of the claim, at the Indemnifier’s expense. In the event of a third party claim not covered by the above indemnification, DSM and Amyris agree to discuss in good faith any allocation of responsibility for the appropriate handling of such claim.

11.2	EXCEPT IN CASE OF BREACH OF ARTICLE 10, OR FOR DAMAGES TO THIRD PARTIES SUBJECT TO INDEMNIFICATION UNDER THIS ARTICLE 11, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, INDIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES ARISING FROM OR RELATING TO THIS AGREEMENT.

12.	Force Majeure

If either Party should be delayed, interrupted in or prevented from the performance of any obligation stipulated in this Agreement by reason of any act of God, fire, flood, war (declared or undeclared), public disaster, strike or labor differences, governmental enactment, rule or regulation, requirements by any authorities or regulatory clearance or any other cause not reasonably foreseeable and beyond such Party’s control (a “Force Majeure”), such Party shall not be liable to the other therefor and the time for performance of such obligation shall be extended for a period equal to the duration of the contingency which occasioned the delay, interruption or prevention. The Party invoking such Force Majeure rights of this article shall notify the other Party within ten (10) days from the first date of the Force Majeure unless the Force Majeure renders such notification impossible, in which case notification will be made as soon as possible. If the delay resulting from the Force Majeure exceeds or is expected to exceed thirty (30) days, both Parties shall consult each other to find an appropriate solution; provided, if no solution is agreed upon prior to the delay continuing for at least sixty (60) days, then the Party not subject to Force Majeure may terminate this Agreement without liability.

13.	Governing Law and Arbitration

13.1	This Agreement shall be construed in accordance with, and governed by, the laws of the State of New York, without regard to the conflicts of law provisions thereof. To the extent applicable, the United Nations Convention on the international sale of goods shall be excluded. Any dispute arising out of this Agreement shall be submitted to arbitration according to this Article 13 or to the extent such dispute is not expressly subject to arbitration according to this Article 13, shall be submitted exclusively to any state or Federal court located in New York County, New York, without restricting any rights of appeal.

13.2	All disputes that cannot be resolved by the management of both Parties will be submitted to arbitration in accordance with the provisions of the American Arbitration Association (“AAA”) (the “Rules”).

(a)	There will be three (3) arbitrators mutually selected by the Parties. In the event the Parties cannot agree, each Party shall pick one (1) arbitrator and the two so selected arbitrators shall select the third arbitrator, and if the two selected arbitrators cannot agree on the third arbitrator, the AAA shall appoint the third arbitrator in accordance with the Rules.

(b)	The place of arbitration will be New York, New York. The language of the arbitral proceedings and of all submissions and written evidence will be English; provided, however, that a Party, at its expense, may provide for translation or simultaneous interpretation into a language other than English.

(c)	It is expressly understood and agreed by the Parties that the rulings and award of the tribunal will be conclusive on the Parties, their successors and permitted assigns. Judgment on the award rendered by the tribunal may be entered in any court having jurisdiction thereof.

(d)	Each Party will bear its own costs and expenses and attorneys’ fees, and the Party that does not prevail in the arbitration proceeding will pay the arbitrators fees and any administrative fees of arbitration. All proceedings and decisions of the tribunal will be deemed Confidential Information of each of the Parties.

14.	Compliance with Anti-Corruption Laws

14.1	DSM and Amyris each hereby represents, warrants, and covenants that:

(i)	It and its respective subsidiaries, owners, partners, officers, directors, employees, agents, representatives, and subcontractors (collectively, “Affiliates”) are fully aware of the provisions of the United States Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. § 78 et seq.) (“FCPA”). It and its respective Affiliates have not and will not commit, and have no information, reason to believe, or knowledge of anyone else having committed or intending to commit, any violation of the FCPA and/or any other anticorruption or anti-bribery laws applicable to Amyris or DSM in any other jurisdiction (the FCPA and such other similar laws, collectively, “Anti-Corruption Laws”) or any act or omission which could cause Amyris or DSM to be in violation of any Anti-Corruption Laws with respect to any activities related to the Agreement or the business of Amyris and DSM.

(ii)	In carrying out its responsibilities under this Agreement, it and its respective Affiliates shall not directly or indirectly pay, offer or promise to pay money or anything of value to any government official, political party official, or any candidate for political office, of any jurisdiction, for the purpose of influencing any act or decision of such person in his or her official capacity, obtaining any improper advantage, or inducing such person to use his or her influence improperly to affect or influence any act or decision (as such concepts are defined in applicable Anti-Corruption Laws).

14.2	DSM agrees to retain physical possession of all documents and data relating to transactions undertaken in performance of this Agreement for a period of two (2) years after termination of this Agreement or, if longer, the minimum period required for compliance with applicable Anti-Corruption Laws. Amyris shall have the reasonable opportunity to review DSM’s books and records relating to such transactions. Such review is to be conducted by personnel selected by Amyris with the prior approval of DSM (which shall not be unreasonably withheld), and all information reviewed by such personnel will be deemed confidential and shall not be disclosed by Amyris other than in response to court order or similar mandate.

15.	Miscellaneous

15.1	During the term of this Agreement and continuing for five (5) years thereafter, DSM will not provide Farnesene manufacturing services at the Facility to any Competitor.

15.2	Each referenced annex is attached hereto and incorporated herein. This Agreement, together with referenced appendices, contains the entire and only agreement between the Parties and supersedes and cancels all prior written or oral agreements, undertakings, proposals and negotiations between the Parties with respect to the subject matter hereof. If any clauses in such material transfer agreement (“MTA”) conflict with clauses in this Agreement, the clauses in this Agreement shall govern with respect to the manufacturing services herein.

15.3	No amendments, changes, modifications or alterations of the terms and conditions of this Agreement shall be binding upon either Party unless in writing and signed by the Parties.

15.4	If any of the provisions of this Agreement are held to be void or unenforceable, then such void or unenforceable provisions shall be replaced by valid and enforceable provisions which will achieve as far as possible the economic business intentions of the Parties.

15.5	This Agreement may be executed in counterparts, and each shall be deemed an original.

15.6	This Agreement, including the rights herein granted and the obligations of the parties hereunder, shall be binding upon, and shall inure to the benefit of any successors to a Party hereto or to any permitted assigns. Without the prior written consent of the other Party, neither Party may assign or transfer, or subcontract any of its obligations under, this Agreement in whole or in part to any third party; provided that (i) Amyris may assign this Agreement without DSM's consent to an acquirer of all of the goodwill and entire business and assets of Amyris or to an Affiliate of Amyris, and (ii) DSM may assign this Agreement without Amyris's consent in connection with an acquisition of all of the goodwill and entire business and assets of DSM or any controlling parent entity of DSM or such controlling parent entity's controlling parent entity (and so on) or to an Affiliate of DSM ; provided, that, for the avoidance of doubt, DSM may not assign this Agreement in connection with a direct share transfer of, or direct acquisition of the business of, Amyris Brasil Ltd., in each case, other than such transfer to an Affiliate of DSM . DSM shall not (and shall not agree to) share or pay any commission to any third party in connection with this Agreement without the prior written consent of Amyris. The Parties are independent contractors. Nothing in this Agreement shall be deemed to constitute a partnership or joint venture between the Parties or constitute any Party to be the agent of the other Party for any purpose. No Party shall have any authority to act for or bind the other Party in any way, or to represent that it has such authority.

15.7	Both Parties hereby expressly state that it is not the intention of either Party to violate any rule, law or regulations. If any of the provisions of this Agreement are held to be void or unenforceable, then such void or unenforceable provisions will not affect the validity of the rest of this Agreement and shall be replaced by valid and enforceable provisions which will achieve as far as possible the economic business intentions of the Parties.

15.8	Either Party shall refrain from making any public announcement or disclosure of the terms of this Agreement without the prior written consent of the other Party except as required by law.

16.	NOTICES

Any communication which is required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered personally with receipt acknowledged, faxed with transmission confirmed, or delivered by a reputable commercial courier service with receipt acknowledged, to the recipients at the address notified below, or any other recipients or addresses as may be notified to the Party sending the notice. A communication duly signed, scanned (in pdf or other form) and sent by e-mail to the correct business e-mail address of the then-current holders of the positions listed below shall also be deemed to have been duly given:

DSM Nutritional Products, Brazil
Av. Engenheiro Billings, 1.729

Predio 31, Sala A,

Jaguare, Sao Paulo -- SP,

Brazil, 05321-010

Amyris, Inc.
Attn. Nicole Kelsey, General Counsel
5885 Hollis Street, Suite 100
Emeryville, CA 94608
USA

[***Remainder of the Page Intentionally Left Blank; Signature Page to Follow***]

IN WITNESS HEREOF, the Parties have caused this Agreement to be executed as of December 28, 2017.

DSM Nutritional Products, Brazil	Amyris, Inc.
____________________________	/s/ John Melo ____________________________
Name:	Name: John Melo
Function:	Function: President and Chief Executive Officer
____________________________
Name:
Function:

Enclosures:

Preliminary Amyris Product Specifications	Annex 1
List of SOPs	Annex 2
Forecast Reports	Annex 3
Manufacturing Fees	Annex 4
Plant and Equipment Insurance	Annex 5

[Supply Agreement Signature Page]

IN WITNESS HEREOF, the Parties have caused this Agreement to be executed as of December 28, 2017.

DSM Nutritional Products, Brazil	Amyris, Inc.
/s/ Bruno ____________________________	____________________________
Name: Bruno	Name: John Melo
Function: Proxy holder	Function: President and Chief Executive Officer

/s/ Hugh Welsh ____________________________
Name: Hugh Welsh
Function: Attorney in fact

Enclosures:

Preliminary Amyris Product Specifications	Annex 1
List of SOPs	Annex 2
Forecast Reports	Annex 3
Manufacturing Fees	Annex 4
Plant and Equipment Insurance	Annex 5

[Supply Agreement Signature Page]

Annex 1(a)
Preliminary Amyris Product Specifications for Farnesene Products

[*]

[*] Certain portions denoted with an asterisk have been omitted.

Annex 1(b)
Preliminary Amyris Product Specifications for Non-Farnesene Products

[*]

[*] Certain portions denoted with an asterisk have been omitted.

Annex 2
List of SOPs

[*]

[*] Certain portions denoted with an asterisk have been omitted.

Annex 3
Forecast Reports

Note: Figures are not representative of actual plan.

2018
Product		Q1	Q2	Q3	Q4
[*]	MT	[*]	[*]	[*]	[*]
[*]	MT	[*]	[*]	[*]	[*]
[*]	MT	[*]	[*]	[*]	[*]
[*]	MT	[*]	[*]	[*]	[*]

[*] Certain portions denoted with an asterisk have been omitted.

Annex 4
Manufacturing Fee

[*]

[*] Certain portions denoted with an asterisk have been omitted.

Annex 5
Plant and Equipment Insurance

Additional Insured

The commercial general liability and automobile liability policies, if required hereunder, shall include Amyris as additional insured in connection with the activities contemplated by the scope of this Agreement to be stated explicitly on the certificate(s) of insurance. DSM will inform Amyris of the amount of the fee required for including Amyris as an additional insured, and Amyris will pay the fee or waive the fee requirement.

Liability of Seller

DSM’s compliance with the insurance requirements of this Agreement, including this Annex, shall not relieve DSM of any liability to Amyris arising under any other provision of this Agreement, except to the extent that such monies recovered are paid to Amyris to reduce DSM’s obligations to Amyris. Amyris shall promptly reimburse DSM for any and all deductibles DSM incurs with respect to the Additional Equipment.